EXHIBIT 99.01

El Paso Electric

NEWS RELEASE

For Immediate Release	Contact:	Investor
Date: April 28, 2005	Media	Relations:
	Teresa Souza 915/543-5823	Steve Busser 915/543-5983 Rachelle Williams 915/543-2257

El Paso Electric Announces First Quarter Financial Results

El Paso Electric (NYSE: EE) today reported net income for the quarter ended March 31, 2005 of $4.8 million, or $0.10 basic and diluted income per share. Net income for the same period last year was $2.9 million, or $0.06 basic and diluted earnings per share.

Earnings for the quarter ended March 31, 2005 were positively affected by increased economy sales margins in 2005, loss on extinguishment of debt in 2004 with no comparable activity in 2005, decreased taxes other than income taxes in 2005, decreased insurance expenses in 2005, decreased outside services in 2005, and increased investment and interest income in 2005. These increases in earnings were partially offset by decreased retail base revenues in 2005 and increased non-Palo Verde operating and maintenance costs in 2005.

“We are pleased to announce an increase in earnings relative to the first quarter of 2004,” said Gary Hedrick, El Paso Electric Company President and CEO. “Though retail sales were softer than expected they were more than offset by increased economy energy sales, decreased operating expenses, and reduced interest expense.”

Stock and Debt Repurchases

Since the inception of the stock repurchase programs in 1999, EE has repurchased 15.3 million shares in total at an aggregate cost of $175.6 million, including commissions. No common stock was repurchased during the first quarter of 2005. EE may continue making purchases of its stock at open market prices and may engage in private transactions, where appropriate.

EE has repurchased or retired $586.5 million of first mortgage bonds with internally generated cash since the inception of its deleveraging program in 1996. No first mortgage bonds were repurchased during the first quarter of 2005. Common stock equity as a percentage of capitalization, including the current portion of long-term debt and financing obligations, was approximately 48% as of March 31, 2005.

EBITDA

The change in earnings before interest, income taxes, and depreciation and amortization (“EBITDA”) for the quarter ended March 31, 2005, compared to the same period in 2004, is as follows (in thousands):

March 31, 2004	$39,265
Changes in:
Decreased retail base revenues	(3,510)
Increased non-Palo Verde operating and maintenance costs	(1,078)
Increased pensions and benefits costs	(739)
Increased economy sales margins	2,448
Decreased loss on extinguishment of debt	2,107
Decreased taxes other than income taxes	1,121
Decreased insurance expenses	701
Decreased outside services	671
Increased investment and interest income	654
Other	682

March 31, 2005	$42,322

Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. EBITDA is traditionally defined as earnings before interest, taxes, depreciation and amortization. This non-GAAP measure should be considered in addition to, not as a substitute for or superior to, net income, consolidated statements of cash flows, or other measures of financial performance prepared in accordance with GAAP.

Conference Call

A conference call to discuss first quarter 2005 earnings and earnings guidance is scheduled for 4 p.m. Eastern Time, April 28, 2005. The dial-in number is 888-795-2173 with a passcode of 2005. The conference leader will be Gary Hedrick, President and Chief Executive Officer of EE. A replay will run through May 13, 2005. The dial-in number is 866-373-4987, and a passcode is not required for the replay. The conference call will be webcast live on EE’s website found at http://www.epelectric.com and on http://www.streetevents.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers; (ii) determinations by regulators that may adversely affect EE’s ability to recover previously incurred fuel costs in rates; (iii) fluctuations in economy margins due to uncertainty in the economy power market; (iv) unanticipated increased costs associated with scheduled and unscheduled outages; (v) the cost of replacing steam generators for Palo Verde Units 1 and 3 and other costs at Palo Verde; (vi) the costs of legal defense and possible judgments which may accrue as the result of ongoing litigation arising out of the FERC investigation or any other regulatory proceeding; (vii) deregulation of the electric utility industry and (viii) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website,

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

El Paso Electric Company’s consolidated results of operations for the quarter ended March 31, 2005 and 2004 are summarized as follows (In thousands except for share data):

	Quarter Ended March 31,
	2005	2004
Operating revenues, net of energy expenses	$103,470	$103,951
Other operating expenses	84,809	85,379
Other income (deductions)	91	(2,486)
Interest charges	11,019	12,051
Income tax expense	2,976	1,121

Net income	$4,757	$2,914

Basic earnings per share	$0.10	$0.06

Weighted average number of shares outstanding	47,405,270	47,451,300

Diluted earnings per share	$0.10	$0.06

Weighted average number of shares and dilutive potential shares outstanding	48,250,450	47,900,302

	Quarter Ended March 31,
	2005	2004
Reconciliation of EBITDA to Cash Flow from Operations:
EBITDA	$42,322	$39,265
Interest expense	(11,019)	(12,051)
Income tax expense	(2,976)	(1,121)
Other non-cash expenses	7,612	6,440
Change in:
Deferred income taxes	(2,152)	(3,460)
Current assets	15,839	12,882
Current payables and accrued expenses	(13,917)	2,509
Other	(2,300)	5,619

Cash Flow from Operating Activities	$33,409	$50,083

El Paso Electric Company’s consolidated results of operations for the twelve months ended March 31, 2005 and 2004 are summarized as follows (In thousands except for share data):

	Twelve Months Ended March 31,
	2005	2004
Operating revenues, net of energy expenses	$447,272	$444,995
Impairment loss on CIS project	—	17,576
Other operating expenses	354,112	344,717
Other income (deductions)	(1,651)	(1,320)
Interest charges	45,244	46,695
Income tax expense	11,053	13,494

Income before extraordinary item	$35,212	$21,193
Extraordinary item, net (1)	1,802	—

Net income	$37,014	$21,193

Basic earnings per share:
Income before extraordinary item	$0.74	$0.44
Extraordinary item, net	0.04	—

Net income	$0.78	$0.44

Weighted average number of shares outstanding	47,415,395	47,965,274

Diluted earnings per share:
Income before extraordinary item	$0.73	$0.44
Extraordinary item, net	0.04	—

Net income	$0.77	$0.44

Weighted average number of shares and dilutive potential shares outstanding	48,107,347	48,389,715

	Twelve Months Ended March 31,
	2005	2004
Reconciliation of EBITDA to Cash Flow from Operations:
EBITDA (2)	$185,272	$188,276
Interest expense	(45,244)	(46,695)
Income tax expense	(11,053)	(13,494)
Other non-cash expenses	29,249	24,143
Change in:
Deferred income taxes	1,709	7,791
Current assets	(18,991)	(3,048)
Current payables and accrued expenses	(4,427)	(16,035)
Other	(9,103)	6,605

Cash Flow from Operating Activities	$127,412	$147,543

(1)	Net of income tax expense of $1.0 million.

(2)	EBITDA is defined as net income before interest, income taxes, depreciation and amortization, impairment loss, and extraordinary item.

Quarter Ended March 31, 2005 and 2004 (In thousands):

	2005	2004	Increase (Decrease)
kWh sales:
Retail:
Residential	449,464	468,317	(4.0%)
Commercial and industrial, small	435,490	454,848	(4.3%)
Commercial and industrial, large	267,840	303,390	(11.7	%)(1)
Sales to public authorities	268,046	278,904	(3.9%)

Total retail sales	1,420,840	1,505,459	(5.6%)

Wholesale:
Sales for resale	8,165	9,267	(11.9%)
Economy sales	587,111	486,620	20.7	%(2)

Total wholesale sales	595,276	495,887	20.0%

Total kWh sales	2,016,116	2,001,346	0.7%

Operating revenues:
Base revenues:
Retail:
Residential	$39,235	$40,171	(2.3%)
Commercial and industrial, small	35,364	36,101	(2.0%)
Commercial and industrial, large	9,274	10,290	(9.9	%)(1)
Sales to public authorities	15,737	16,558	(5.0%)

Total retail base revenues	99,610	103,120	(3.4%)
Wholesale:
Sales for resale	325	392	(17.1%)

Total base revenues	99,935	103,512	(3.5%)

Fuel revenues	29,528	31,274	(5.6%)
Economy sales	26,710	18,964	40.8	%(2)
Other	3,012	2,102	43.3	%(3)(4)

Total operating revenues	$159,185	$155,852	2.1%

Capital Expenditures	$19,062	$15,656

Cash Interest Payments	$12,104	$12,690

Depreciation and Amortization	$23,570	$23,179

EBITDA	$42,322	$39,265

(1)	Primarily due to the closure or significantly reduced operations of several customers.

(2)	Primarily due to increased available generation and higher market prices.

(3)	Primarily due to increased transmission revenues.

(4)	Represents revenues with no related kWh sales.

Twelve Months Ended March 31, 2005 and 2004 (In thousands):

	2005	2004	Increase (Decrease)
kWh sales:
Retail:
Residential	1,967,232	1,969,286	(0.1%)
Commercial and industrial, small	2,096,464	2,114,145	(0.8%)
Commercial and industrial, large	1,200,875	1,235,714	(2.8%)
Sales to public authorities	1,232,146	1,245,747	(1.1%)

Total retail sales	6,496,717	6,564,892	(1.0%)

Wholesale:
Sales for resale	39,991	67,129	(40.4	%)(1)
Economy sales	1,938,958	1,791,814	8.2%

Total wholesale sales	1,978,949	1,858,943	6.5%

Total kWh sales	8,475,666	8,423,835	0.6%

Operating revenues:
Base revenues:
Retail:
Residential	$173,816	$174,247	(0.2%)
Commercial and industrial, small	165,023	165,830	(0.5%)
Commercial and industrial, large	42,134	43,698	(3.6%)
Sales to public authorities	71,899	73,805	(2.6%)

Total retail base revenues	452,872	457,580	(1.0%)
Wholesale:
Sales for resale	1,608	3,225	(50.1	%)(1)

Total base revenues	454,480	460,805	(1.4%)

Fuel revenues	159,306	132,538	20.2	%(2)
Economy sales	86,279	70,469	22.4	%(3)
Other	11,896	8,916	33.4	%(4)(5)

Total operating revenues	$711,961	$672,728	5.8%

Capital Expenditures	$75,905	$79,969

Cash Interest Payments	$48,806	$50,026

Depreciation and Amortization	$93,763	$89,318

EBITDA	$185,272	$188,276

(1)	Primarily due to sales to the CFE in 2003 with no comparable sales in 2004.

(2)	Primarily due to an increase in recoverable fuel expenses as a result of an increase in the price and volume of natural gas burned and an increase in purchased power costs.

(3)	Primarily due to increased available generation and higher market prices.

(4)	Primarily due to increased transmission revenues.

(5)	Represents revenues with no related kWh sales.

At March 31, 2005 and 2004 (In thousands, except number of shares and book value per share):

	2005	2004
Cash and Temporary Investments	$39,950	$44,348

Common Stock Equity	$536,500	$499,239
Long-Term Debt, Net of Current Portion	183,555	574,159
Financing Obligations, Net of Current Portion	18,418	—

Total Capitalization	$738,473	$1,073,398

Current Portion of Long-Term Debt and Financing Obligations	$389,764	$40,838

Number of Shares	47,730,776	47,588,360

Book Value Per Share	$11.24	$10.49

Number of Retail Customers	334	327